 Exhibit 99.1

Tellurian Announces Signing Definitive Agreements for
$500 million Offering of Senior Secured Convertible Notes

HOUSTON, Texas – (BUSINESS WIRE) June 1, 2022 -- Tellurian Inc. (Tellurian) (NYSE American: TELL) announced today that it has executed definitive agreements to sell $500 million principal amount of senior secured convertible notes, subject to customary closing conditions. The notes will bear interest at 6.0% per annum, expiring May 1, 2025, and will be convertible into shares of Tellurian common stock at an initial conversion price of $5.724, subject to customary adjustments.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes in any state or jurisdiction in which the offer, solicitation, or sale of the notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Roth Capital Partners and Citigroup served as placement agents for the offering.

The offering was made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, by calling (800) 678-9147 or via email at rothecm@roth.com, or from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by calling (800) 831-9146 or via email at prospectus@citi.com.

About Tellurian Inc.

Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements herein relate to, among other things, the offering described herein. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include risks relating to a potential inability to complete the offering and the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2021 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2022, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100    |    Houston, TX 77002    |    TEL + 1 832 962 4000    |    www.tellurianinc.com